Exhibit 99.1

Xilinx Announces Chief Financial Officer Transition

SAN JOSE, Calif. – September 19, 2019 -- Xilinx, Inc. (NASDAQ: XLNX), the leader in adaptive and intelligent computing, today announced that Lorenzo Flores, Executive Vice President and Chief Financial Officer, is stepping down from his position to pursue another executive opportunity. Flores plans to leave Xilinx following the company’s second quarter fiscal year 2020 earnings on October 23, to ensure a smooth transition. The company has initiated a formal search for a new Chief Financial Officer.

“On behalf of the Board of Directors and the entire management team, I would like to thank Lorenzo for his contributions and dedication to the company during the past 11 years,” said Victor Peng, President and Chief Executive Officer, Xilinx. “In particular, as Chief Financial Officer over the last three years, he has been integral to our efforts to grow our business and execute on our transition to a platform company. We wish him continued success in his next chapter.”

“It has been an honor to serve the shareholders, employees and customers of Xilinx during my tenure.  I am proud of all we have accomplished together, particularly the outstanding financial performance of the company,” said Flores.  “Xilinx is extremely well-positioned in the industry and I am highly confident that the broad strength of the organization and management will ensure its continued success.”

In connection with today’s announcement, the company has appointed Sumeet Gagneja, Corporate Vice President, Finance and Corporate Controller, as Chief Accounting Officer and, Matt Poirier, Senior Vice President, Corporate Development and Investor Relations, will assume responsibilities of Treasurer. Gagneja and Poirier will report to Peng, who will provide oversight of finance operations while the company conducts its search for a new CFO.

About Xilinx
Xilinx develops highly flexible and adaptive processing platforms that enable rapid innovation across a variety of technologies – from the endpoint to the edge to the cloud. Xilinx is the inventor of the FPGA, hardware programmable SoCs, and the ACAP, designed to deliver the most dynamic processor technology in the industry and enable the adaptable, intelligent, and connected world of the future. For more information, visit www.xilinx.com.

PR Contact:
Tara Sims
media@xilinx.com

IR Contact:
Reuben Gallegos
ir@xilinx.com